MG Smaller Companies 10f3

Transactions Q3 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	SMTC Corporation	Solectron Corp (SE)	Flextronics Int'l (SE)
Underwriters

Lehman Bros, RBC Dominion, FleetBoston Robertson Stephens, Merrill Lynch, Fidelity, CIBS

World Mkts, Deutsche Bank

Securities, DLJ, AG Edwards,

Edward D Jones, CL King,

Raymond James, Sander Morris

Harris

		Merrill Lynch, BancBoston Robertson Stephens, Banc of America Securities, Thomas Weisel.	Montgomery Securities, Cowen & Co, UBS Securities
Years of continuous operation, including predecessors	>3	>3	>3
Security	SMTX	SLR	FLEXF
Is the affiliate a manager or co-manager of offering?	co-manager	no	No
Name of underwriter or dealer from which purchased	Lehman Bros	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/21/00	7/28/99	10/6/97

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 106,000,000	$ 1,028,000,000	$ 89,300,000
Total	$ 106,000,000	$ 1,028,000,000	$ 89,300,000

Public offering price	$ 16.00	$ 64.25	$ 47.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 1.12 (7%)	$ 1.82 (2.83%)	$ 2.35 (5%)

Shares purchased	100	n/a	n/a
$ amount of purchase	$ 1,600.00	n/a	n/a
% of offering purchased by fund	0.002%	n/a	n/a
% of offering purchased by associated funds*	0.055%	n/a	n/a
Total	0.057%	n/a	n/a